Exhibit 99.1

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13D is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.  This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

Date: September 3, 2021

DMGV LIMITED

By:	/s/ Manuel Lopo De Carvalho
Name: Manuel Lopo De Carvalho
Title: Director

DAILY MAIL AND GENERAL HOLDINGS LTD

By:	/s/ Frances Sallas
Name: Frances Sallas
Title: Company Secretary and Director

DAILY MAIL & GENERAL TRUST PLC

By:	/s/ Timothy Collier
Name: Timothy Collier
Title: Director